Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED UNITS AND

QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

of

12% CUMULATIVE CLASS C PREFERRED UNITS

for

ATLAS PIPELINE PARTNERS, L.P

ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership (the “Company”) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and its Limited Partnership Agreement, does hereby state and certify that pursuant to the authority expressly vested in ATLAS PIPELINE PARTNERS GP, LLC, its general partner (the “General Partner”), the General Partner duly adopted the following resolutions, which remain in full force and effect as of the date hereof:

RESOLVED, that each of the 12% Cumulative Class C Preferred Units rank equally in all respects and shall be subject to the following terms and provisions:

1. Designation. There is hereby created a series of units designated as the “12% Cumulative Class C Preferred Units” (the “Preferred Units”). The number of Preferred Units shall be 8,000 and the face value of each Preferred Unit shall be $1,000 (the “Face Value”).

2. Definitions. For purposes of this Certificate of Designation, the following terms shall have meanings ascribed to them below:

“Common Units” shall mean the common units representing limited partner interests of the Company.

“Distribution Commencement Date” shall mean July 1, 2010.

“Holder” means Investor as defined in the Purchase Agreement (as defined in Section 5), or any of its transferees permitted pursuant to the terms of the Purchase Agreement.

“Redemption Date” shall mean the date upon which a redemption effected pursuant to the exercise of a Call Option shall be consummated.

3. Distributions; Allocations. Commencing on the Distribution Commencement Date, the Holders of the Preferred Units shall be entitled to receive cumulative distributions at the per unit rate of twelve percent (12%) per annum of the Face Value of each outstanding

Preferred Unit, payable out of Available Cash prior to any other distributions pursuant to Section 6.4(b). Distributions shall be paid on the same date (a “Distribution Payment Date”) as the distribution payment date for Common Units and the record dates for distributions on the Preferred Units and Common Units shall be the same. The Holders shall be allocated an amount of gross income of the Partnership in each year equal to the amount of distributions received by the Holders during that year including any amount paid on account of accrued but unpaid distributions in the case of redemption of the units or liquidation of the Partnership. No other items of Partnership income, loss, deduction or credit shall be allocated to the Holders of the Preferred Units including with respect to any amounts paid in redemption of the Preferred Units or liquidation of the Partnership other than for accrued but unpaid distributions.

4. Liquidation Value. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Preferred Units shall be entitled to receive, out of the assets of the Company available for distribution to unit holders, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of equity securities (other than the Company’s 12% Cumulative Class B Preferred Units (the “Existing Preferred Units”), the amount of Face Value per unit plus all accrued but unpaid distributions thereon (collectively, the “Liquidation Value”). The foregoing shall not affect any rights which Holders of Preferred Units may have to monetary damages.

5. Issuance of Preferred Units. The Preferred Units shall be issued by the Company pursuant to a Purchase Agreement, dated as of June 30, 2010 (the “Purchase Agreement”), between the Company and the initial subscriber for the Preferred Units thereunder.

6. Company Redemption Rights.

a) The Company shall have the option (the “Call Option”) at any time to redeem some or all of the outstanding Preferred Units for cash, for an amount equal to the Liquidation Value of the Preferred Units being redeemed; provided, however, that the foregoing redemption must be exercised for no less than the lesser of: (x) 2,500 Preferred Units, or (y) the number of remaining outstanding Preferred Units.

b) The exercise of the Call Option by the Company shall be subject to the transmission of a written notice of the exercise of the Call Option to the Holder (the “Call Option Notice”) no later than 10 Trading Days prior to the applicable Redemption Date which shall specify the amount of Preferred Units being redeemed.

c) With respect to exercises of the Call Option, on the applicable Redemption Date, the Company shall remit the applicable cash consideration to the Holder. The Holder shall deliver to the Company the certificates representing the Preferred Units as soon as practicable, following the applicable Redemption Date.

7. Voting Rights. In addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Company’s Limited Partnership Agreement, the affirmative vote of a majority of the Company’s outstanding Preferred Units shall be necessary for repeal of this Certificate of Designation or the Certificate of Limited Partnership or Limited Partnership Agreement or any amendment to the Limited Partnership or Limited Partnership

Agreement (including any merger or consolidation) that may materially amend or change or adversely affect any of the rights, preferences, obligations or privileges of the Preferred Units provided, however, that any Holder of Preferred Units which is a subsidiary of the Company shall not participate in such vote and the Preferred Units of such Holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

8. Notices. The Company shall distribute to the Holders of Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of Common Units of the Company, at such times and by such method as such documents are distributed to such holders of such Common Units.

9. Certificates.

a) The certificate(s) representing the Preferred Units held by any Holder of Preferred Units may be exchanged by such Holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Units, as reasonably requested by such Holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. In the event that any Holder of Preferred Units notifies the Company that its certificate(s) therefor have been lost, stolen or destroyed, the Company shall promptly and without charge deliver replacement certificate(s) to such Holder, provided that such Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed certificate(s).

b) The certificate(s) representing the Preferred Units may be imprinted with a legend in substantially the following form:

“THIS CERTIFICATE IS NOT REQUIRED TO BE PHYSICALLY SURRENDERED TO THE COMPANY IN THE EVENT THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE REDEEMED IN PART. AS A RESULT, FOLLOWING ANY REDEMPTION OF ANY PORTION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF UNITS INDICATED ON THIS CERTIFICATE. IF ANY SECURITIES ARE REDEEMED AS AFORESAID, THE HOLDER OF THIS CERTIFICATE MAY NOT TRANSFER ANY SECURITIES REPRESENTED BY THIS CERTIFICATE UNLESS AND UNTIL SUCH HOLDER FIRST PHYSICALLY SURRENDERS TO ATLAS PIPELINE PARTNERS, L.P. ALL CERTIFICATES REPRESENTING ANY SUCH SECURITIES WHICH HAVE PREVIOUSLY BEEN REDEEMED, WHEREUPON ATLAS PIPELINE PARTNERS, L.P. WILL FORTHWITH ISSUE AND DELIVER UPON THE ORDER OF SUCH HOLDER NEW CERTIFICATE(S) EVIDENCING SUCH SECURITIES THEN HELD BY SUCH HOLDER.”

10. No Reissuance. No Preferred Units acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

11. No Senior Securities; Ranking. So long as any Preferred Units remain outstanding, the Company and its subsidiaries shall not, without the affirmative vote of the Holders of at least 75% of the outstanding Preferred Units, issue any equity securities ranking senior to the Preferred Units with respect to liquidation preference, distributions, the timing of redemption or voting rights. The Preferred Units shall rank pari passu with the Existing Preferred Units.

12. Severability of Provisions. If any right, preference or limitation of the Preferred Units set forth in this Certificate of Designation (as this Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

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[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designation has been duly executed this 30th day of June, 2010.

ATLAS PIPELINE PARTNERS, L.P.

By:	ATLAS PIPELINE PARTNERS GP, LLC General Partner
	By:	/s/ Eugene N. Dubay
	Name: Its:	Eugene N. Dubay CEO and President

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